JOINT INSURED AGREEMENT

WHEREAS, each of Arden Sage Multi-Strategy Fund, L.L.C, Arden Sage Multi-Strategy Master Fund, L.L.C., Arden Sage Multi-Strategy Institutional Fund, L.L.C., Arden Sage Triton Fund, L.L.C. and Arden Sage Multi-Strategy TEI Institutional Fund, L.L.C. (together, the "Arden Sage Funds") is a non-diversified, closed-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, Arden Alternative Strategies Fund ("AASF" and, collectively with the "Arden Sage Funds," the "Funds") is a diversified, open-end management investment company registered as such under the 1940 Act; and

WHEREAS, the Funds are required to provide and maintain a fidelity bond pursuant to Rule 17g-1 under the 1940 Act; and

WHEREAS, paragraph (b) of Rule 17g-1 provides that the fidelity bond may be in the form of a joint insured bond covering the Funds; and

WHEREAS, the Boards of Managers/Trustees of the Funds, including a majority of those Managers/Trustees who are not "interested persons" (as that term is defined by the 1940 Act) of the Funds, respectively, have made the determinations required by Rule 17g-1, including those provisions specifically applicable to a joint insured bond;

NOW, THEREFORE, the Funds hereby agree as follows:

1. The Funds will each pay a portion of the premiums for the joint insured fidelity bond which is allocated to each party pro rata according to the percentage the party's net assets bears to the aggregate net assets of all the insured parties.

2. In the event recovery is received under the joint insured bond as a result of a loss sustained by more than one of the insured parties, each party shall receive an equitable and proportionate share of the recovery, but such recovery shall be in an amount at least equal to the amount which such party would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Dated: October 25, 2012	ARDEN SAGE MULTI-STRATEGY FUND, L.L.C. By: __/s/ Craig Krawiec___________ Name: Craig Krawiec Title: Manager

ARDEN SAGE MULTI-STRATEGY MASTER FUND, L.L.C. By: __/s/ Craig Krawiec____________ Name: Craig Krawiec Title: Manager

ARDEN SAGE MULTI-STRATEGY INSTITUTIONAL FUND, L.L.C. By: __/s/ Craig Krawiec____________ Name: Craig Krawiec Title: Manager

ARDEN SAGE TRITON FUND, L.L.C. By: __/s/ Craig Krawiec____________ Name: Craig Krawiec Title: Manager

ARDEN SAGE MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.L.C. By: __/s/ Craig Krawiec____________ Name: Craig Krawiec Title: Manager

ARDEN ALTERNATIVE STRATEGIES FUND By: __/s/ Henry Davis________ ____ Name: Henry Davis Title: Trustee